ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement"), dated as of March 16, 2000, is made and entered into by and among between Marketplace Systems Corporation, a Texas corporation ("Seller"), Jay Fisher, an individual (the "Stockholder"), and SVI Holdings, Inc., a Nevada corporation ( "Buyer"), who agree as follows:

                                    RECITALS

         Seller desires to sell, and Buyer desires to purchase, all of the Assets (as defined below) of Seller's business, as a going concern, for a consideration on the terms set forth in this Agreement.

                                    AGREEMENT

         1. DEFINITIONS. For the purposes of this Agreement capitalized terms not otherwise defined shall have the following meanings:

                  1.1. "Affiliate" -- any person or entity controlled by, controlling, or under common control with, directly or indirectly, the referenced person or entity.

                  1.2. "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to promote the result as expeditiously as possible.

                  1.3. "Breach" -- (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision of this Agreement and the Schedules delivered pursuant to this Agreement, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision of this Agreement and the Schedules delivered pursuant to this Agreement.

                  1.4.  "Business" -- the business owned and operated by Seller.

                  1.5. "Claims and Encumbrances" -- with respect to any person or entity, (i) any lien, mortgage, pledge, encumbrance, charge (general or specific) or conditional sale or other title retention agreement (including without limitation the right of a lessor under a capital lease to the property leased thereunder) or other security interest of any kind upon any property or assets of any character of such person or entity, whether now owned or hereafter acquired by such person or entity, or upon the income or profits thereof, (ii) the transfer by such person or entity of any of its property or assets for the purpose of subjecting the same to the payment of any indebtedness of such person or others in priority to the payment by such person or entity of its general creditors, (iii) any sale, assignment, pledge or other transfer by such person or entity of its accounts receivable, contract rights, general intangibles or chattel paper, with or without recourse, and (iv) any agreement to give or do or claim of any of the foregoing.

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                  1.6. "Consideration Share Price" - the average closing price of SVI common stock as quoted on the American Stock Exchange for the ten consecutive trading days immediately preceding the Closing Date.

                  1.7. "Consideration Shares" - the shares of SVI common stock issued to Seller in accordance with this Agreement.

                  1.8. "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

                           1.8.1. the sale of the Assets by Seller to Buyer;

                           1.8.2. the execution, delivery, and performance of
                  the Employment Agreement, the Noncompetition Agreement and the Lockup Agreement;

                           1.8.3. the performance by Buyer, Seller and the
                  Stockholder of their respective covenants and obligations under this Agreement; and

                           1.8.4. Buyer's acquisition and ownership of the
                  Assets and exercise of control over the Business.

                  1.9. "Employment Agreement" - as defined in Section 3.2.4.

                  1.10. "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  1.11. "Governmental Body" -- any:

                           1.11.1. nation, state, county, city, town, village,
                  district, or other jurisdiction of any nature;

                           1.11.2. federal, state, local, municipal, foreign, or
                  other government;

                           1.11.3. governmental or quasi-governmental authority
                  of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                           1.11.4. multi-national organization or body; or

                           1.11.5. body exercising, or entitled to exercise, any
                  administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

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                  1.12. "Legal Requirement" -- any federal, state, local,
municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

                  1.13. "Lockup Agreement" -- as defined in Section 3.8.1.

                  1.14. "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                  1.15. "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                           1.15.1. such action is consistent with the past
                  practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                           1.15.2. such action is not required to be authorized
                  by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

                           1.15.3. such action is similar in nature and
                  magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person

                  1.16. "Permitted Encumbrances" -- Claims and Encumbrances disclosed in Seller's Financial Statements (including the notes thereto) and those particular Claims and Encumbrances set forth on Schedule 1.16.

                  1.17. "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  1.18. "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  1.19.  "SVI Stock" --  the common stock of SVI Holdings, Inc.

                  1.20. "Technology" -- software programs, object and source code, all associated products and know-how which together comprise packages designed, developed, marketed, produced and provided by Seller including all intellectual property rights of every kind in and to such programs, object and source code, products and know-how.

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                  1.21. "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing to Seller) or any notice has been given (orally or in writing to Seller), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         2. SALE AND TRANSFER OF ASSETS.

                  2.1. ASSETS TO BE SOLD. In reliance on the representations and warranties contained in this Agreement and subject to the terms and conditions of this Agreement, Seller will sell, assign and deliver, free and clear of all Claims and Encumbrances (other than Permitted Encumbrances), to Buyer and Buyer will purchase from Seller at the Closing (as such term is defined in Section 3.1) all of Seller's right, title and interest in and to all of Seller's assets and business (excluding the Excluded Assets as defined in Section 2.2) as the same may exist on the Closing Date (as defined in Section 3.1) (collectively, the "Assets"). The Assets will include without limitation and with the exception of the Excluded Assets, all of the assets (i) which are reflected in Seller's Financial Statements (as defined in Section 4.7), and (ii) which have been acquired by Seller after the date of such Financial Statements, subject, in each case, to the use of raw materials and supplies, collection of accounts receivable, realization of prepaid expenses, performance of contracts in full, expenditure of cash and other dispositions of assets, all in the ordinary course of business prior to the Closing, and subject to the provisions of this Agreement. The Assets to be sold include, but are not limited to, the following:

                           2.1.1. all of Seller's rights to the Technology, the
right to market and distribute the Technology, and the good will associated therewith;

                           2.1.2. all of Seller's rights in the trademarks,
trade names and logos (including registrations and applications for registration of any of them) now or previously used by Seller in connection with its business, the Technology or otherwise, together with the good will of the business associated with those trademarks, trade names and logos;

                           2.1.3. all of Seller's copyrights (including, without
limitation, with respect to the Technology any registrations and applications for registration of those copyrights), and all of Seller's rights of every kind and nature in and relating to editorial materials, photos, art work, mechanicals and files, together with the good will of the business associated with those copyrights;

                           2.1.4. all of Seller's past and current mailing lists
and customer lists and all materials used for mailing list development, customer promotion and fulfillment of orders;


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                           2.1.5. all of Seller's rights under license
agreements, orders, leases, commitments, contracts, arrangements and other agreements (including, but not limited to, orders or agreements for the purchase of supplies and for the receipt of services in connection with the operation of Seller's business) which remain unperformed or unfulfilled on, or by their terms continue in effect after the Closing Date, to the extent such orders, leases, commitments, contracts, arrangements and other agreements are accepted by the Buyer (other than those agreements listed as "Agreements not Assumed" on Schedule 4.15.2), to receive goods and services pursuant to, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of, such contracts;

                           2.1.6. all of Seller's other books, records, files,
data and proprietary information relating to Seller's business and to its mailing lists, customers and the operation of Seller's business, but excluding account books of original entry and general ledgers (any such excluded records and data to be retained at Seller's executive offices in Austin, Texas, or at such other place in Texas or California as the Seller may notify the Buyer in writing, and made available by Seller (or Seller's successor in interest) for inspection by Buyer at any time during normal business hours for a period of five (5) years after the Closing Date, and Buyer, at its own expense, may make such copies and extracts as it may desire);

                           2.1.7. all of Seller's accounts receivable;

                           2.1.8. all of Seller's inventory of advertising,
sales and customer material, forms, labels, insert cards, envelopes, promotional materials, and other supplies used in connection with Seller's business;

                           2.1.9. all computer and automatic machinery software
and programs, and all the tangible embodiments thereof (including, by way of example and not limitation, all tapes, disks, cards and all copies stored on the hard disks or other mass storage components of all such computers and automatic machinery), and all the user and other documentation with respect to the foregoing owned by Seller and copies of the foregoing which Seller has the right to copy but does not own;

                           2.1.10. all machinery, equipment, furniture,
furnishings, tools and parts and similar property;

                           2.1.11. all inventories of paper and other raw
materials, work in process, finished products and supplies (collectively, the "Inventories") including Inventories held at any location for or controlled by Seller and Inventories previously purchased and in transit to Seller at such locations;

                           2.1.12. all other tangible assets owned by Seller;

                           2.1.13. all products and any products under research
or development prior to or on the Closing Date;

                           2.1.14. all deposits paid on machinery and equipment
or other Assets;

                           2.1.15. all prepaid expenses of Seller;

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                           2.1.16. to the extent the same are transferable, all
federal, state or local governmental or regulatory permits, licenses, approvals and franchises which are owned or have been received by Seller in connection with the operation of its business or the ownership of the Assets;

                           2.1.17. all bank balances, cash on hand and cash
equivalents of Seller at the Closing Date; and

                           2.1.18. all other rights, properties and assets owned
by Seller not otherwise described in this Agreement of any character whatsoever, wherever located, and not expressly excluded from the Assets by Section 2.2 and all good will of Seller.

                  2.2. ASSETS RETAINED BY SELLER. The following assets of Seller, together with those assets listed on Schedule 2.2 (collectively, the "Excluded Assets"), are being retained by Seller (and excluded from the Assets as described in Section 2.1):

                           2.2.1. all rights of insurance coverage relating to
the liabilities being retained by Seller after the Closing Date;

                           2.2.2. income tax records of Seller; PROVIDED that
Buyer shall have reasonable access to such records and shall have the right to make copies or abstracts of such records for five (5) years after the Closing Date to the extent Buyer shall reasonably require such access;

                           2.2.3. minute and stock books of Seller; PROVIDED
that Buyer shall have reasonable access to such records and shall have the right to make copies or abstracts of such records for five (5) years after the Closing Date to the extent Buyer shall reasonably require such access;

                           2.2.4. the agreements listed on Schedule 4.15.2 and
identified as "Agreements Not Assumed";

                           2.2.5. subject to Buyer's rights under this
Agreement, the rights of Seller under this Agreement and the proceeds payable to Seller under this Agreement; and

                           2.2.6. all deposits with respect to income tax
liabilities of Seller or the Stockholder.

         3. THE CLOSING.

                  3.1. PLACE AND DATE. The closing of the sale and purchase of the Assets (the "Closing") shall take place at the offices of Solomon, Ward, Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California 92101 at 10:00 a.m., local time, on March ___ 2000, or at such other time or place as agreed to by the parties. The date of the Closing in this Agreement is referred to as the "Closing Date."

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                  3.2. CLOSING OBLIGATIONS OF SELLER.4 CLOSING OBLIGATIONS.4
CLOSING OBLIGATIONS. At the Closing, Seller and/or the Stockholder shall deliver to Buyer the following, and simultaneously with such delivery, Seller and/or the Stockholder shall take such action as may be necessary or reasonably requested by Buyer to place Buyer in possession and control of the Assets:

                           3.2.1. such bills of sale, assignments or other
                  instruments of transfer and assignment as shall be necessary to vest in Buyer title to the Assets to be sold and assigned under this Agreement free and clear of all Claims and Encumbrances (other than Permitted Encumbrances);

                           3.2.2. a copy of the resolutions of the board of
                  directors and the stockholders of Seller authorizing the execution, delivery and performance of this Agreement by Seller, and a certificate of its Secretary or Assistant Secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                           3.2.3. a noncompetition agreement in the form of
                  Exhibit A, executed by Stockholder (the "Noncompetition Agreement");

                           3.2.4. an employment agreement in the form of Exhibit
                  B, executed by Stockholder (the "Employment Agreement");

                           3.2.5. the Lockup Agreement executed by Seller;

                           3.2.6. a certificate executed by the President of
                  Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedules that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 6.5);

                           3.2.7. all such executed documents as may be required
                  to change Seller's corporate name on that date to a name bearing no similarity to "Market Place Systems, Inc.", including, but not limited to, a name change amendment with the Secretary of State of Texas and an appropriate name change notice in each state where Seller is qualified to do business; and

                           3.2.8. such other certificates or other documents or
                  instruments as the Buyer or Buyer's counsel may reasonably request.

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                  3.3. CLOSING OBLIGATIONS OF BUYER. At the Closing, Buyer shall deliver to Seller the following:

                           3.3.1. the Initial Cash Consideration (as defined in
                  Section 3.4.1) payable by cashier's check or wire transfer;

                           3.3.2. the Consideration Shares (as defined in
                  Section 3.4.3);

                           3.3.3. instruments pursuant to which Buyer assumes
                  the obligations and liabilities to be assumed by it under
                  Section 3.6 in form and substance reasonably satisfactory to Seller;

                           3.3.4.   the Employment Agreement, executed by Buyer;

                           3.3.5.   the Lockup Agreement, executed by Buyer;

                           3.3.6. a copy of resolutions of the board of
                  directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its Secretary or Assistant Secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                           3.3.7. a certificate executed by Buyer to the effect
                  that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

                           3.3.8. such other certificates or other documents or
                  instruments as Seller's counsel may reasonably request.

                  3.4. PURCHASE PRICE; PAYMENT OF PURCHASE PRICE. In addition to assuming the liabilities pursuant to Section 3.6, and subject to the terms and conditions of this Agreement, Buyer shall deliver the following to Seller as consideration on the sale of the Assets (collectively, the "Purchase Price"):

                           3.4.1. The sum of Two Hundred Fifty Thousand Dollars
                  ($250,000) in immediately available funds payable at the Closing (the "Initial Cash Consideration");

                           3.4.2. The sum of Five Hundred Thousand Dollars
                  ($500,000), which shall become fully due 30 days after the Closing Date;

                           3.4.3. Delivery of a number of shares of SVI Stock
                  equal to $1,000,000 divided by the Consideration Share Price which SVI Stock shall be issued in accordance with and shall be subject to provisions of Section 3.8 below (the "Consideration Shares").

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                  3.5. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as set forth on Schedule 3.5 and all tax returns filed by the parties shall be consistent with such allocation. Seller and Buyer shall each prepare
IRS Form 8594 in accordance with such allocation and consistent with one another and in accordance with applicable law and regulations. Such Forms shall be delivered to one another for review prior to filing with the IRS.

                  3.6. ASSUMPTION OF SPECIFIC LIABILITIES. At the Closing, Buyer shall assume and shall subsequently pay, honor and discharge when due and payable and otherwise in accordance with the relevant governing agreements as the same shall exist on the Closing Date:

                           3.6.1. any and all liabilities, obligations and
commitments of Seller for unfilled purchase orders entered into by Seller in the ordinary course of business and listed on Schedule 3.6.1;

                           3.6.2. any and all liabilities, obligations and
commitments of Seller for unfilled sales orders for the Technology and any products incorporating the Technology entered into by Seller in the ordinary course of business and listed on Schedule 3.6.2;

                           3.6.3. any and all liabilities, obligations and
commitments of Seller under other contracts, leases, arrangements and agreements to the extent listed on Schedule 4.15.1; PROVIDED that Buyer shall not assume liabilities, obligations or commitments of Seller relating to (i) any tax liabilities or similar assessments arising from the conduct of any business or occurrences prior to the Closing Date; (ii) any liabilities for breach or default by Seller under any contract, lease or agreement assigned to Buyer hereunder; (iii) any liability with respect to any claim, suit, action or judicial or arbitral proceeding (a) made or pending or commenced against Seller on or prior to the Closing Date or (b) made or commenced after the Closing Date in respect of any action, omission or condition to the extent existing or occurring prior to the Closing Date; (iv) any pension or profit sharing plan benefit, continuation, premium, withdrawal or other liability, severance liability, funding deficiency, worker's compensation, employee life and health insurance or similar liability to any employee or former employee of Seller, including, without limitation, any such liability under any multi-employer or single-employer plan, contract or arrangement (including, without limitation, any plan or other instrument referred to in Schedule 4.21), or any other liability in respect of any employee attributable to or in respect of any period prior to the Closing Date, whether or not reflected on the Closing Balance Sheet; (v) any consulting agreements or employment agreements except for the employment agreements listed under the heading "Agreements Assumed" on Schedule 4.15.2; (vi) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Section 3.6.

                  3.7. LIMITATION ON ASSUMPTION OF LIABILITIES. Except as specifically provided in this Agreement, Buyer shall not assume or have any liability for any liabilities or obligations of Seller, and Seller shall pay, perform and discharge all its liabilities and obligations which are not so assumed by Buyer (including, without limitation, liability for credits or refunds for Technology or products incorporating the Technology sold by Seller prior to the Closing Date).


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                  3.8. CONSIDERATION SHARES.

                           3.8.1. Seller and the Stockholder shall execute and
deliver to Buyer at Closing a Lockup Agreement in the form attached hereto as Exhibit C (the "Lockup Agreement").

                           3.8.2. Seller shall not, without the prior written
consent of Buyer, directly or indirectly, sell, assign, transfer, pledge, engage in any hedging transaction with respect to, or otherwise dispose of (collectively "Transfer"), the Consideration Shares, except upon the conditions specified in this Section 3.8.

                           3.8.3. Seller may Transfer the Consideration Shares
only in accordance with the terms of the Lockup Agreement; PROVIDED, that in no event shall Seller Transfer more than 25% of the Consideration Shares in any calendar quarter.

                           3.8.4. Notwithstanding anything in this Agreement to
the contrary, Seller may Transfer the Consideration Shares to Stockholder upon dissolution of Seller. In the event Seller distributes the Consideration Shares to Stockholder, the restrictions in this Section 3.8 will apply to Stockholder.

                           3.8.5. Seller shall cause any permitted transferee
hereunder to agree to take and hold the Consideration Shares subject to the provisions and upon the conditions specified in this Section 3.8.

                           3.8.6. Each certificate representing any shares of
the Consideration Shares shall be stamped with a legend in the form set forth below (in addition to any legend required under applicable state securities laws). Similar stop-transfer notices shall be entered on the stock transfer books of Buyer.

                           "The securities represented by this certificate have been issued in reliance upon an exemption from registration under the Securities Act of 1933. Such securities may not be offered for sale, sold or transferred in the absence of such registration or an exemption therefrom evidenced by an opinion of counsel satisfactory in form and substance to SVI Holdings, Inc.

                           "The securities represented by this certificate are subject to restrictions upon and obligations with respect to transfer as set forth in an agreement between SVI Holdings, Inc. and the registered holder, a copy of which is on file at the principal office of the corporation."

         4. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDER. Seller and the Stockholder jointly and severally represent and warrant to Buyer as follows:

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                  4.1. ORGANIZATION AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on the business or financial condition of Seller. Seller has no subsidiaries and no direct or indirect interest or interests by stock ownership or otherwise in any firm, association, corporation or business enterprise.

                  4.2. AUTHORIZATION OF AGREEMENT. Seller has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller and its shareholders. This Agreement has been and the Employment Agreement, the Lockup Agreement and the Noncompetition Agreement will be duly executed and delivered by Seller and/or the Stockholder and constitutes or will, when executed and delivered, constitute the legal, valid and binding obligations of Seller and/or the Stockholder enforceable against Seller and/or the Stockholder in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

                  4.3. CAPITAL STOCK. All of the outstanding capital stock of Seller has been duly authorized and is validly issued, fully paid and non-assessable and is registered to the Stockholder. Seller has not entered into any contract or agreement or made any commitment to sell or otherwise transfer or issue any shares of its capital stock and there are no outstanding options, rights, subscriptions, warrants, conversion rights, agreements or commitments of any kind to purchase or otherwise acquire from Seller or Stockholder any shares of capital stock of Seller. Stockholder has not issued any proxy or entered into any voting or voting trust agreement or other arrangement of any kind respecting the right to vote the outstanding shares of capital stock of Seller.

                  4.4. NO CONSENTS.2 AUTHORITY; NO CONFLICT.2 AUTHORITY; NO CONFLICT. Except as set forth in Schedule 4.4, Buyer will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  4.5. CONSIDERATION SHARES.2 AUTHORITY; NO CONFLICT.2 AUTHORITY; NO CONFLICT. Seller hereby represents and warrants as follows, all of which representations and warranties are being relied upon by Buyer to establish that the offer and sale of the Consideration Shares is exempt from the registration and qualification requirements of federal and applicable state registration and qualification requirements, and shall survive the acquisition of the Consideration Shares by Seller:

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                           4.5.1. Seller is acquiring the Consideration Shares
                  for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

                           4.5.2. Seller and Seller's advisors, have had an
                  opportunity to ask questions of and receive answers from Buyer, or persons acting on Buyer's behalf, concerning the subject offering of the Consideration Shares, and all such questions have been answered to the full satisfaction of Seller. Seller has requested and received such documents and financial statements as Seller deems necessary in order to fully evaluate the risks associated with investing in Buyer and to make an informed investment decision.

                           4.5.3. Seller understands and acknowledges that all
                  documents, records and books pertaining to an investment in the Consideration Shares have been made available for inspection to Seller and its legal, tax, and business advisors, and that the documents, records, and books of Buyer will be available upon reasonable notice, for inspection by Seller during reasonable business hours at Buyer's principal place of business. No oral representations have been made, or oral information furnished, to Seller or Seller's advisors in connection with the offering of the Consideration Shares which was in any way inconsistent with written materials, documents, records, and books of Buyer furnished to or made available to Seller.

                           4.5.4. Seller's financial condition is such that (a)
                  it has adequate means of providing for its current needs and possible personal contingencies, (b) it has no need for liquidity in this investment, (c) it is able to bear the substantial economic risks of an investment in the Consideration Shares for an indefinite period of time, and (d) at the present time, it could afford a complete loss of its investment in the Consideration Shares.

                           4.5.5. Seller has such knowledge and experience in
                  business and financial matters so as to be able to evaluate the merits and risks of an investment in the Consideration Shares.

                           4.5.6. Seller acknowledges and understands that the
                  Consideration Shares have not been registered under the Securities Act (nor registered or qualified under the securities laws of any state) in reliance upon an exemption from registration for non-public offerings and certain related factors. Seller understands that the Consideration Shares may not be sold and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from registration is available or may otherwise be sold in accordance with applicable law.

                           4.5.7. Seller understands that Buyer is relying in
                  large part on Seller's representations and warranties as set forth in this clause for purposes of claiming exemptions from the above referenced securities registration requirements.

                           4.5.8. Seller is authorized and otherwise duly
                  qualified to purchase and hold the Consideration Shares. Seller has not been formed for the specific purpose of acquiring the Consideration Shares.

                           4.5.9. All information which Seller has provided to
                  Buyer concerning Seller, Seller's financial condition, and/or the knowledge of financial and business matters of the person making the investment decision on behalf of Seller, is correct and complete as of the date set forth at the end of this Agreement, and if there should be any adverse change in such information prior to Seller's investment being accepted by Buyer, Seller will immediately provide Buyer with such information. The information contained in this Agreement is complete and accurate and may be relied upon by Buyer.

                  4.6. NO CONFLICTS. The execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby: (i) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any person or public authority (except for the consents to the assignment of the Assigned Contracts (as hereinafter defined) set forth on Schedule 4.15.1); (ii) do not and will not with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any Claims or Encumbrances upon any of the Assets pursuant to, or otherwise give rise to any liability or obligation under, any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which Seller or Stockholder is a party or by which Seller, the Stockholder or any of the Assets may be bound; and (iii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights included in the Assets.

                  4.7. FINANCIAL STATEMENTS. Attached to this Agreement as
Schedule 4.7 is Seller's balance sheet as at December 31, 1999 and the related statement of operations for the periods then ended, together with all notes related thereto (collectively, the "Seller's Financial Statements"). Seller's Financial Statements have been examined and reported upon by independent auditors, whose report with respect to such year is included in Schedule 4.7.

                           4.7.1. For the relevant periods, Seller's Financial
Statements: (1) are complete and correct in all material respects; (2) present fairly the financial position of Seller at such dates and the results of operations for the respective periods ended on such dates; and (3) were prepared in accordance with GAAP, consistently applied during the periods, except as indicated in the report or notes thereto and are in accordance with the books and records maintained by Seller, with no differences between such Seller's Financial Statements and the financial records maintained and accounting methods applied by Seller for tax purposes, except as disclosed in the notes to the Financial Statements.

                           4.7.2. The value at which any or all of the Assets
are carried on Seller's Financial Statements is not overstated and does not exceed each asset's or group of assets' replacement cost and does not exceed each asset's or group of assets' fair market value.

                           4.7.3. Schedule 4.7.3 is a true, correct and complete
list of all of Seller's accounts receivable (aged) as of January 31, 2000. All such accounts receivable of Seller shown on and all accounts receivable existing on the Closing Date are fully collectible in the aggregate recorded amounts thereof. The aggregate amount of all such accounts receivable which have not been paid for thirty (30) days or more does not exceed the amount reflected on
Schedule 4.7.3. All such accounts receivable have been (or will be) generated in the ordinary course of business and reflect (or will reflect) a bona fide obligation for the payment of goods or services provided by Seller. Any account receivable not collected within one hundred eighty (180) days after the Closing Date shall be repurchased by Seller as provided in Section 6.9.

                           4.7.4. Except as disclosed in the Schedules to this
Agreement, as at January 31, 2000, Seller had no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise not shown and adequately provided for in Seller Financial Statements.

                  4.8. TAXES.

                           4.8.1. True and correct copies of Seller's federal
and state income tax returns for the calendar years ended December 31, 1996, 1997 and 1998 have been delivered to Buyer. All tax returns (including information returns) required by any jurisdiction with respect to Seller have been filed, except for returns with respect to which extensions have been granted, and each such return is true and correct. There are no pending or threatened tax examinations, claims (whether for taxes, interest or penalties), liens, assessments, deficiencies or liabilities to which Seller or the Assets may be subject; the tax returns for Seller for the years ended December 31, 1996, 1997 and 1998 have not been audited by any governmental body; and no waiver of the statute of limitations or extension of time for assessment of deficiencies has been granted by Seller. Seller has not filed any consent under
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") or any prior federal income tax code.

                           4.8.2. All liabilities of Seller to any jurisdiction
for taxes (including, without limitation, all payroll withholding taxes and all other employment related taxes) of Seller, including interest thereon and penalties with respect thereto, relating to any period prior to the Closing Date have been paid by Seller or will be paid by Seller when due.

                  4.9. NO ADVERSE CHANGES. Except as set forth on Schedule 4.9, since December 31, 1999 (i) the business of Seller has been conducted only in the ordinary course; (ii) there has been no change in the condition (financial or otherwise), assets, liabilities, business, operations, prospects, or affairs of Seller, other than changes in the ordinary course of business, none of which singly and no combination of which in the aggregate has been materially adverse; and (iii) there has been no damage, destruction or loss or other occurrence or development, whether or not insured against, which either singly or in the aggregate materially adversely affects, and Seller and the Stockholder have no knowledge of any threatened occurrence or development which would materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations, prospects or affairs of Seller.

                  4.10. CONDUCT OF BUSINESS. Except as disclosed on Schedule 4.10, since December 31, 1999, Seller has not: (i) created or incurred any liability (absolute, accrued, contingent or otherwise) except unsecured current liabilities incurred in the ordinary course of business consistent with past practice; (ii) mortgaged, pledged or subjected to any lien or otherwise encumbered any of its assets, tangible or intangible; (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute, accrued, contingent or otherwise) other than current liabilities shown on Seller's Financial Statements and taxes and current liabilities incurred since the date of Seller's Financial Statements in the ordinary course of business or under contracts or agreements entered into in the ordinary course of business and listed on Schedule 4.15.1 (other than as a result of any default or breach of, or penalty under, any such contracts or agreements); (iv) waived, released or compromised any claims or rights of substantial value, or experienced any labor trouble (including without limitation any actual or threatened strike or lock-out) or lost, or been threatened with the loss of, any key employees or any substantial number of employees; (v) entered into any settlement, compromise or consent with respect to any claim, proceeding or investigation; (vi) made capital expenditures or capital additions or betterments which in the aggregate exceeded $7,500; (vii) sold, assigned, transferred, leased or otherwise disposed of any of its assets, tangible or intangible, or canceled any debts or claims except, in each case, for fair consideration in the ordinary course of business (it being understood that the disposition of any asset, other than inventory consisting of finished products, or cancellation of any debt or claim carried on the books of Seller at more than $1,000 shall be deemed not to be a disposition or cancellation in the ordinary course of business); (viii) declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of its capital stock or paid any notes or open accounts, or paid any other amount to either Stockholder for any purpose; (ix) made or become a party to, or become bound by, any contract or commitment or renewed, extended, amended, modified or terminated any contract or commitment which in any one case involving an amount in excess of $5,000 (or in the aggregate an amount in excess of $25,000) or a term in excess of thirty days (other than this Agreement); (x) issued or sold any shares of its capital stock; (xi) paid or agreed to pay, other than in the ordinary course of business, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of its officers or employees, whether under any existing profit sharing, pension or other plan or otherwise, or increased the rate or altered the form of compensation, including without limitation, salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement or other similar payments, from that being paid at December 31, 1999 to any of its stockholders, directors, officers or employees; (xii) entered into any transaction not in the ordinary course of business (except for transactions contemplated by this Agreement); (xiii) made or announced any change in the terms, including but not limited to price, of the sale of any products of Seller or made or announced any change in the form or manner of distribution of any of Seller's products; (xiv) changed any accounting methods or principles used in recording transactions on Seller's books or records or in preparing Seller's Financial Statements; (xv) paid any legal expenses not in the ordinary course of business; or (xvi) entered into any contract or commitment to do any of the foregoing.

                  4.11. TITLE TO PURCHASED ASSETS. Seller has and on the Closing Date will convey to Buyer valid title to all of the Assets, free and clear of all Claims and Encumbrances, except Permitted Encumbrances. No instrument, easement, license or grant of record, applicable zoning or building law, ordinance or administrative regulation or other impediment of any kind prohibits or interferes with, limits or impairs, or would, if not permitted by any prior nonconforming use, prohibit or interfere with or limit or impair, the use, operation, maintenance of, or access to, the Assets. All of the Assets are located in Austin, Texas. The Assets taken as a whole constitute all of the properties and assets used or held in conjunction with the business of Seller and are sufficient and adequate to carry on the business of Seller as now conducted.

                  4.12. REAL PROPERTY. Schedule 4.12 to this Agreement sets forth a true and complete summary list and description of all of Seller's interests in real property, including leasehold interests (the "Real Property"). Seller owns no fee interest in real property and leases all real property it uses in its business. Seller has received no notice, and has no knowledge, of any taking or proposed taking of such Real Property by any authority having the power of eminent domain or condemnation with respect thereto. To Seller's and Stockholder's knowledge, no portion of Seller's Real Property or plants, structures, fixtures and improvement is subject to any proposal of any such assessment. All plants, structures, fixtures and improvements on Seller's Real Property are in a state of good working condition and repair, ordinary wear and tear excepted, and are adequate and appropriate for Seller's business as now conducted. No insurance company has ever required that Seller pay increased insurance rates or take other precautions or actions (as a condition to, or in connection with, obtaining insurance) because of any geological faults, sinkhole, general subsidence, rising water or flood waters, muck or road slides, erosion or any soil or geological condition or any contamination from toxic waste affecting Seller's Real Property. Seller enjoys quiet possession under all of its leases, each of which is enforceable in accordance with its terms against the lessor thereunder, except as limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. Seller is not in default under the terms of any of its leases.

                  4.13. PERSONAL PROPERTY. Schedule 4.13 to this Agreement sets forth a true and complete list of all items (or classes of items) of personal property owned by Seller included in the Assets. Such items are in a state of good working condition and repair, ordinary wear and tear excepted, and are adequate and appropriate for Seller's business as now conducted. Seller does not own or lease any automobiles, trucks or other vehicles except as described on
Schedule 4.13 Items of personal property, if any, in which another has any interest and for which Seller is accountable to another are identified in
Schedule 4.13.

                  4.14. INVENTORY. Schedule 4.14 to this Agreement sets forth a true and complete description of all of Seller's Inventory as at January 31, 2000. The items listed in Schedule 4.14 together with the assets listed in Schedules 4.12 and 4.13 constitute all of the tangible assets used in Seller's business. The Inventory included in Schedule 4.14 is in good condition, is of a quantity and quality useable and saleable in the ordinary course of Seller's business as now conducted. Finished goods in inventory conform to the specifications of Seller and are free from defects and are marketable in their current condition based upon Seller's past experience.

                  4.15. CONTRACTS.

                           4.15.1. Except as disclosed in Schedule 4.15.1 to
this Agreement, Seller is not a party to or bound by any oral or written contracts, obligations or commitments ("Contracts"), including without limitation any:

                           4.15.1.1. contract, commitment or arrangement
                  involving in any one case, $1,000 or more;

                           4.15.1.2. contract, commitment or arrangement,
                  relating to creation, production, composing, printing, order fulfillment or distribution of the Technology;

                           4.15.1.3. contract, commitment or arrangement
                  relating to new products;

                           4.15.1.4. contract, commitment or arrangement
                  relating to the sale or rental of customer or mailing lists;

                           4.15.1.5. contract with a term of, or requiring
                  performance, more than three (3) months from its date;

                           4.15.1.6. commitment, contract or undertaking which
                  is not terminable upon notice of thirty (30) days or less without penalty, cost or liability to Seller or, after the Closing Date to the Buyer;

                           4.15.1.7. lease or lease purchase agreement,
                  mortgage, conditional sale or title retention agreement, indenture, security agreement, credit agreement, pledge or option with respect to any interest in any property, real or personal (tangible or intangible), in any capacity;

                           4.15.1.8. commitment, contract or undertaking for the
                  purchase or use of services, materials, supplies, inventory, machinery or equipment;

                           4.15.1.9. commitment, contract or undertaking for the
                  sale or use (other than sales of inventory in the ordinary course of business to customers who are individual customers) of Seller's products;

                           4.15.1.10. employment contract, undertaking,
                  understanding or arrangement;

                           4.15.1.11. contract or agreement with any labor union
                  or other collective bargaining group;

                           4.15.1.12. bonus, pension, savings, welfare, profit
                  sharing, stock option, retirement, commission, executive compensation, hospitalization, insurance or similar plan providing for employee benefits or any other arrangement providing for benefits for any former or current employees or for the remuneration, direct or indirect, of Seller's directors, officers or employees;

                           4.15.1.13. note, loan, credit or financing agreement
                  or other contract for money borrowed, and all related security agreements and collateral documents, including any agreement for any commitment for future loans, credit or financing;

                           4.15.1.14. guarantee;

                           4.15.1.15. contract or understanding regarding any
                  capital expenditures;

                           4.15.1.16. agency (sales or otherwise), distribution,
                  brokerage (including, without limitation, any brokerage or finder's agreement or arrangement with respect to any of the transactions contemplated by this Agreement) or advertising agreement;

                           4.15.1.17. contract with investment bankers,
                  accountants, attorneys, consultants or other independent contractors;

                           4.15.1.18. contract with any director or officer of
                  Seller or any Affiliate of such person;

                           4.15.1.19. contract, commitment or arrangement which
                  would restrain the Buyer or any Affiliate of the Buyer from engaging or competing in any business or to maintain the confidentiality of any matter;

                           4.15.1.20. contract, commitment or arrangement not
                  made in the ordinary course of business of the business of Seller;

                           4.15.1.21. license, permit, franchise or royalty
                  agreement.

                           4.15.2. Schedule 4.15.2 lists all of the Contracts
which are not to be assumed by Buyer (the "Agreements Not Assumed").

                           4.15.3. Seller has delivered to the Buyer correct and
complete copies of all of the Contracts which are to be assigned to Buyer and all amendments thereto and waivers granted thereunder (the "Assigned Contracts"). The rights and interests of Seller in all Assigned Contracts may be assigned to the Buyer without the consent of any other person, except as otherwise disclosed on Schedule 4.15.1 and at the Closing the Buyer will acquire all such rights and interests. Seller enjoys satisfactory working relationships under all Assigned Contracts, and no unresolved disputes are pending or, to the best of Seller's and the Stockholder's knowledge, threatened under or in respect of any such Assigned Contracts. The prices to be received or paid by Seller under all Assigned Contracts with its customers and others have been determined in accordance with Seller's established pricing policies. Seller has no contracts with the United States Government. Seller has no outstanding power of attorney other than routine power of attorney relating to representation before governmental agencies or given in connection with qualification to do business in another jurisdiction.

                           4.15.4. Except as described in Schedule 4.15.1, all
Assigned Contracts are valid and enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies, and there is not, under any of such documents or agreements or any obligation, or covenant or condition contained therein, any existing material default by Seller or, to Seller's and the Stockholder's knowledge, any other party, or any event which with notice, lapse of time, or both, would constitute a default and which would have a material adverse effect on the continued operation of the business by Buyer.

                  4.16. INTELLECTUAL PROPERTY. Schedule 4.16 sets forth a true and complete list of all of Seller's trademarks, trade names, copyrights, patents and similar rights, and any applications in respect thereto, (the "Intellectual Property") used by Seller in whole or in part for the conduct of its business as now conducted. Except as disclosed on Schedule 4.16, all the Intellectual Property is owned by Seller free and clear of any and all licenses, liens, claims, security interests, charges or other encumbrances or restrictions of any kind, and no licenses for the use of any of such rights have been granted by Seller to any third parties. All of such rights are valid and in good standing and are adequate and appropriate for Seller's business as now conducted. All of such rights will be acquired by Buyer at the Closing, and the transfer of such rights to, and use by Buyer will not require the consent of any other person. Except as disclosed on Schedule 4.16, the operation of Seller's business does not infringe in any way on or conflict with any registered or unregistered patent, trademark, trade name, copyright, license or other right, of any person and Seller does not license any such right from others except as set forth on Schedule 4.16. No claim is pending, has been made within the past five (5) years, or, to Seller's or Stockholder's knowledge, is threatened to the effect that any such infringement or conflict has occurred.

                  4.17. INSURANCE. Schedule 4.17 to this Agreement contains a complete and correct list of all insurance policies maintained by Seller. Seller has furnished to Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Seller has complied in all material respects with the provisions of such policies. All of such insurance policies are transferable by Seller without the consents of any other person except the insurer and except as disclosed on Schedule 4.17 and Seller has not received any notice canceling or threatening to cancel or refusing to renew any of such insurance. The rights of the insured under such policies will not be terminated or adversely affected by this Agreement or the transactions contemplated thereby and on the Closing Date Buyer will acquire all of Seller's rights under such policies, if Buyer notifies Seller and the insurer prior thereto of its desire to acquire such rights.

                  4.18. CUSTOMER AND SUPPLIER RELATIONSHIPS. Attached as
Schedule 4.18 is a complete and correct list of all suppliers whose sales to Seller amounted to more than $10,000 during any calendar year since January 1, 1997, showing the sales of each. During such periods no single customer and no group of related customers accounted for more than five percent (5%) by dollar amount of the gross sales of Seller and no single supplier or group of related suppliers accounts for more than five percent (5%) by dollar amount of the cost of sales of Seller's business, except as disclosed in Schedule 4.18. With respect to any such customer or supplier or group of related customers or suppliers listed on Schedule 4.18, Seller has no knowledge that any customer, supplier or group of related customers, suppliers has terminated or expects to terminate a material portion of its normal business with Seller. Except as disclosed in Schedule 4.18, no director or officer of Seller, nor to the best of Seller's or Stockholder's knowledge any Affiliate of Seller, has any direct or indirect interest, either by way of stock ownership or otherwise, in any firm, corporation, association or business enterprise, which competes with, is a supplier or customer of, or is a distributor or sales agent for, Seller.

                  4.19. EMPLOYEES. Attached as Schedule 4.19 is a list of all of the employees and officers of Seller employed by Seller at any time from January 1, 1997 to the date of this Agreement (listing each such person individually by name and indicating whether he or she is currently employed by Seller) with a description of their job designations, compensation (including a designation of those persons paid on an hourly or salaried basis and those persons paid pursuant to a collective bargaining agreement), benefits (including termination pay and bonuses), except that such listing need not include any employee hired on a temporary basis subject to at will termination and to whom Seller owes no severance or continuing obligation. Also set forth on Schedule 4.19 is a listing of outstanding loans to officers or employees and all understandings relating to terms and conditions of employment (including compensation, bonuses, commissions and benefits) whether or not legally binding. All of the employees of Seller are legal residents of the United States.

                  4.20. LABOR RELATIONS. There is no work stoppage, strike, slowdown, lockout, picketing or other material labor problem involving persons employed in Seller's business pending or, to Seller's and Stockholder's knowledge, threatened. Seller has had good labor relations with its employees for the previous five (5) years. There are no labor union contracts relating to Seller's business. No charges of unfair labor practices or employment discrimination are pending or, to Seller's or Stockholder's knowledge, threatened before any governmental authority as a result of employment in connection with Seller's business.

                  4.21. BENEFIT PLANS.

                           4.21.1. Schedule 4.21 sets forth a true and complete
list of each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Seller or to which Seller contributes or is required to contribute, including any multiemployer employee welfare benefit plan (such multiemployer and other employee welfare benefits plans being hereinafter collective referred to as the "Welfare Benefit Plans").

                           4.21.2. Schedule 4.21 sets forth a true and complete
list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by Seller to which Seller contributes or is required to contribute, including any multiemployer employee pension benefit plan (such multiemployer and other employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). With respect to each Pension Benefit Plan which is subject to Title I, Subtitle B, Part 3 of ERISA the funding method used in connection with such Pension Benefit Plan is acceptable under ERISA, the actuarial assumptions used in connection with funding such Pension Benefit Plan, in the aggregate, are reasonable (taking into account the experience of such Pension Benefit Plan and reasonable expectations) and Schedule 4.21 accurately sets forth the following information as of December 31, 1999: (i) the actuarial present value (based upon the same actuarial assumptions as those heretofore used for funding purposes) of all vested and nonvested (but without any assumption that unvested accrued benefits have become nonforfeitable) accrued benefits (whether on account of retirement, termination, death or disability) under such Pension Benefit Plan; (ii) if such Pension Benefit Plan uses a benefit accrual formula having reference to final earnings, the actuarial present value of the benefits under such Pension Benefit Plan as calculated in
(i), but based upon projected earning increases of five percent (5%) per annum;
(iii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as those heretofore used for funding purposes) of vested benefits under such Pension Benefit Plan; (iv) the net fair market value of the assets held to fund such Pension Benefit Plan; (v) the funding method used in connection with such Pension Benefit Plan; and (vi) the amount and plan year of any "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA (whether or not waived and whether arising on account of inadequate contributions, improper amortization of charges or credits in any funding standard account, improper determination of any such charge or credit, or any other reason) which exists with respect to any play year of any Pension Benefit Plan. With respect to each Pension Benefit Plan including an "individual account plan" (as defined in Section 3(34) of ERISA), Schedule 4.21 sets forth
(A) the amount of any liability of Seller for contributions due with respect to such Pension Benefit Plan as of December 31, 1999, and as of the end of any subsequent plan year ending prior to the closing, and the date any such amounts were paid, and (B) the amount of any contribution paid with respect to such Pension Benefit Plan for the plan year in which the Closing occurs.

                           4.21.3. All of the Pension Benefit Plans and any
related trust agreements or annuity contracts (or any other funding instruments) comply currently, and have complied in the past, both as to form and operation, with the provisions of (A) the Code (including Section 410(b) of the Code relating to coverage) where required in order to be tax qualified under Section 401(a) or 403(a) of the Code, (B) ERISA; and (C) all other applicable laws, rules and regulations; all necessary government approvals for the Pension Benefit Plans have been obtained; and favorable determination letters, copies of which have been provided to Buyer, as to the qualification under the Code of each of the Pension Benefit Plans and each amendment thereto, have been received from the Internal Revenue Service.

                           4.21.4. Each Welfare Benefit Plan and each Pension
Benefit Plan has been administered to date in compliance with the requirements of the Code, ERISA and all other applicable laws and all reports required by any government agency with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely filed. Future compliance with the requirements of ERISA or any other applicable laws as in effect on the date of the Closing or any collective bargaining agreements to which Seller is a party will not result in any increase in the rate of benefit accrual under any Pension Benefit Plan except as otherwise stated in Schedule 4.21.

                           4.21.5. On and after January 1, 1975, neither Seller
nor, to the knowledge of Seller or Stockholder, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 4975(c)(1) of the Code) or any "prohibited transaction" (as defined in
Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.

                           4.21.6. Schedule 4.21 lists each deferred
compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under a previous subsection to be listed on Schedule 4.21 (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by Seller.

                           4.21.7. Seller has paid all premiums (and interest
charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Pension Benefit Plan and each plan year thereof for which such premiums are required. On and after September 2, 1974, there has been no "reportable event" (as defined in Section 4043(c) of ERISA and the regulations of the PBGC under such Section) with respect to any Pension Benefit Plan subject to Title IV of ERISA. No liability to the PBGC has been incurred by Seller or any corporation or other trade or business under common control with Seller (as determined under Section 414(c) of the Code) ("Common Control Entity") on account of any termination of an employee pension benefit plan subject to Title IV of ERISA. Except as set forth on Schedule 4.21, on and after September 2, 1974, no filing has been made by Seller (or any Common

Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any employee pension benefit plan subject to Title IV of ERISA maintained, or wholly or partially funded, by Seller (or any Common Control Entity). Except as set forth on Schedule 4.21, neither Seller nor any Common Control Entity has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA,
(iii) ceased making contributions on or before the date of the Closing to any employee pension benefit plan subject to Section 4064(a) of ERISA to which Seller (or any Common Control Entity) made contributions during the five (5) years prior to the date of the Closing, or (iv) made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA).

                           4.21.8. True and complete copies of each Welfare
Benefit Plan and each Pension Benefit Plan, related trust agreements or annuity contracts (or any other funding instruments, each plan, agreement, arrangement, and commitment referred to in subsection (f) of this Section, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Benefit Plan and each Pension Benefit Plan for the three most recent plan years and all actuarial reports prepared for the last three plan years of each Pension Benefit Plan, other than an "individual account plan," have heretofore been delivered by Seller to Buyer.

                           4.21.9. All Welfare Benefit Plans, Pension Benefit
Plans, related trust agreements or annuity contracts (or any other funding instruments), and all plans, agreements, arrangements and commitments referred to in this Section are legally valid and binding and in full force and effect, and will be terminated in accordance with applicable laws and regulations effective as soon as practicable after the Closing Date.

                  4.22. LITIGATION, COMPLIANCE

                           4.22.1. Except as disclosed in Schedule 4.22, there
are no actions, suits, proceedings or arbitrations or governmental investigations pending or, to Seller's and Stockholder's knowledge, threatened against, by or affecting Seller (or, to the best of Seller's and the Stockholder's knowledge, any basis therefor) in which, individually or in the aggregate, an unfavorable determination could materially affect Seller's business or Seller's earnings or condition (financial or otherwise) or any of the Assets or result in any material liability on the part of Seller or impede the execution and performance of this Agreement or any of the transactions or events contemplated hereby or could declare this Agreement unlawful or cause the rescission of any of the transactions hereunder or require Buyer to divest itself of the Assets to be acquired pursuant hereto, nor has any such suit been pending within the three (3) years prior to the Closing Date. Except as disclosed on Schedule 4.22, Seller has received no notice that it has been charged with or received notice of any violation of any applicable federal, state, local or foreign law, rule, regulation, ordinance, order or decree relating to the Assets, or the operation of Seller's business, and Seller and the Stockholder are not aware of any threatened claim of such violation (including any investigation or informal inquiry). Seller and the Stockholder are not aware of any basis for any claim or charge of such violation.

                           4.22.2. Except as set forth on Schedule 4.22, Seller
has complied and is in compliance with, all material respects, all laws, rules, regulations, ordinances, orders, decrees, writs, injunctions, building codes, safety, fire and health approvals, certificates of occupancy or other governmental restrictions applicable to Seller and the Assets.

                           4.22.3. Except as set forth on Schedule 4.22, Seller
has all governmental licenses, permits, approvals or other authorizations required for the conduct of its business as now conducted. All of such licenses, permits or approvals are in full force and effect and all of which are listed on
Schedule 4.22; there is no action pending or, to the knowledge of Seller and the Stockholder, threatened to terminate rights under any such governmental licenses, permits or authorizations; and except as disclosed on Schedule 4.22 at the Closing, Buyer will acquire all of the rights of Seller under such licenses, permits, approvals and authorizations.

                  4.23. ENVIRONMENTAL COMPLIANCE. No toxic waste or by-product has been or is being discharged on, or stored, processed, or treated at, any Real Property or other facilities now or previously used by Seller by either Seller, or to its knowledge, by any other person. No substance defined as hazardous or toxic by any applicable federal, state, or local laws, rules or regulations has been or is being used by, or has been or is being discharged on, or stored, processed, or treated at, any Real Property or other facilities now or previously owned, leased or used by Seller by either Seller or, to its and Stockholder's knowledge by any other person. No employee or other person has ever made a claim or demand against Seller based on alleged damage to health caused by any such hazardous or toxic materials or by any waste or by-product. Seller has never been charged with improperly using, handling, storing, discharging, or disposing of any such hazardous or toxic substance, or with causing or permitting any pollution of any ground water aquifer, surface waters, or other lakes, streams, rivers, or bodies of water. Seller has not caused or suffered to occur any discharge, spillage, uncontrolled loss, seepage, or filtration of oil or petroleum or chemical liquids or solids, liquid or gaseous products, or hazardous waste, or hazardous substance at, under, or within any Real Property now or previously owned or leased by Seller. There is no asbestos or PCB's on the Real Property.

                  4.24. CORPORATE RECORDS. The copy of the certificate of incorporation of Seller, and all amendments thereof to date, and a long form certificate as to the good standing of Seller in the State of Texas each certified by the Secretary of State of the State of Texas, and of the by-laws of Seller, as amended to date, certified by the Secretary or an Assistant Secretary of Seller, all under a date not more than five (5) days prior to the Closing Date which shall have been delivered to Buyer are complete and correct, and the minute books of Seller correctly reflect all material corporate actions taken at all meetings of directors (including committees thereof) and stockholders, and correctly record all resolutions, correct and complete copies of which have been delivered to Buyer. The stock transfer books (with all canceled and unused stock certificates attached) and stock ledgers are complete and correct and correctly reflect all transfers of the capital stock of Seller, correct and complete copies of which have been delivered to Buyer.

                  4.25. BROKERS, FINDERS, ETC. Neither Seller nor Stockholder has employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. Seller and Stockholder hereby indemnify the Buyer and hold the Buyer harmless against and from any and all liabilities, expenses, costs, loss and claims arising from any employment by Seller or Stockholder of, or services rendered to Seller or Stockholder by finder, broker, agent or other intermediary in such connection.

                  4.26. SUFFICIENCY OF RIGHTS. Except as set forth in Schedule 4.26, and assuming the renewal or continuation of all business arrangements currently in place (and, to the best of Seller's knowledge, no reason exists why such renewal or continuation in favor of Buyer could be obstructed), the Assets constitute all of the properties, rights, and privileges necessary for the indefinite continuation of the conduct of the Business by Buyer in substantially the same manner as it has been operated by Seller during the twelve (12)-month period preceding the closing.

                  4.27. DISCLOSURE. No representation or warranty by Seller or Stockholder and no statement or certificate furnished or to be furnished by or on behalf of Seller or Stockholder to Buyer or its agents pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or therein not misleading or necessary to provide a prospective purchaser of the Assets with proper information as to Seller and its affairs. There is so far as is known to Seller and Stockholder no fact which materially adversely affects the business, condition (financial or otherwise), prospects, affairs or operations of Seller which has not been set forth in this Agreement or on a Schedule hereto.

                  4.28. TRUTH AT CLOSING. All of the representations, warranties, and agreements of Seller and the Stockholder contained in this
Section 4 shall be true and correct and in full force and effect on and as of the Closing Date.

         5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

                  5.1. CORPORATE STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to carry on its business as now conducted.

                  5.2. AUTHORITY FOR AGREEMENTS. Buyer has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. Buyer has the power and authority to execute and deliver the Employment Agreement and to carry out is obligations thereunder. The execution, delivery and performance by Buyer of this Agreement and by Buyer of Employment Agreement and the consummation of the transactions contemplated hereby or thereby have each been duly authorized by all necessary action on the party of Buyer, as the case may be, and constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Buyer, as the case may be, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

                  5.3. NO CONSENTS. Except as set forth in Schedule 5.3, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  5.4. BROKERS, FINDERS, ETC. Buyer has employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. Buyer hereby indemnifies Seller and holds Seller harmless against and from any and all liabilities, expenses, costs, losses and claims arising from any employment by Buyer of, or services rendered to Buyer by any finder, broker, agent or other intermediary in such connection.

                  5.5. VALID ISSUANCE. Upon issuance in accordance with the terms hereof, the Consideration Shares will be validly issued, fully paid and non-assessable, free and clear of any Claims and Encumbrances other than as set forth in the Lock-up Agreement.

         6. COVENANTS OF SELLER.

                  6.1. ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, (a) afford Buyer and its Representatives full and free access to Seller's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and its Representative with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

                  6.2. OPERATION OF THE BUSINESS OF SELLER. Between the date of this Agreement and the Closing Date, Seller will:

                           6.2.1. conduct the Business only in the Ordinary
                  Course of Business;

                           6.2.2. use its Best Efforts to preserve intact the
                  current business organization of Seller, keep available the services of the current officers, employees, and agents of Seller, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller;

                           6.2.3. confer with Buyer concerning operational
                  matters of a material nature; and

                           6.2.4. otherwise report periodically to Buyer
                  concerning the status of the business, operations, and finances of Seller.

                  6.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Schedule 4.9 is likely to occur.

                  6.4. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 5.3.

                  6.5. NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller and the Stockholder will promptly notify Buyer in writing if the Stockholder or Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if the Stockholder or Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in any of the Schedules if any of the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the such Schedule specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely. Seller and Stockholder shall not be in breach of this Agreement if Seller and Stockholder perform in accordance with this Section 6.5; providing that Buyer shall have the option to cancel this Agreement upon written notice to Seller and Stockholder to be given within 7 days of Buyer's receipt of the amended Schedules.

                  6.6. PAYMENT OF INDEBTEDNESS BY AFFILIATES. Except as expressly provided in this Agreement, the Stockholder will cause all indebtedness owed to Seller by the Stockholder or any Affiliate of the Stockholder to be paid in full prior to Closing.

                  6.7. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 11, Seller will not, and will cause each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Seller, or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.

                  6.8. BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

                  6.9. ACCOUNTS RECEIVABLE COLLECTION. After the Closing Date, Buyer shall be authorized in its name or in the name of Seller, or both, to direct any and all of the account debtors with respect to the accounts receivable of Seller to make all payments in satisfaction of the accounts receivable to Buyer at such address as Buyer may designate and to assert and maintain against such account debtors such claims and actions as Buyer may deem necessary or appropriate to collect the same. All payments received by Seller in satisfaction of the accounts receivable shall be received and held by it in trust for the benefit of Buyer and immediately paid to Buyer without offset or deduction. Seller shall, at the request of Buyer, endorse to the order of Buyer all checks, drafts and other instruments payable to Seller and received by Seller in satisfaction of the accounts receivable. If within one hundred eighty
(180) days after the Closing Date, any accounts receivable of the Business have not been collected in full and if Buyer so wishes, Seller agrees to repurchase from Buyer, at a price equal to the face amount of the uncollected accounts receivable, any and all such uncollected accounts receivable, in cash.

                  6.10. SALES TAXES. Seller shall pay all state and local sales or use taxes payable in connection with the sale of the Assets pursuant to this Agreement.

                  6.11. EMPLOYEES. Subject to the conditions set forth in this Section, Buyer will offer employment to the employees of Seller listed on EXHIBIT D (the "Hired Employees") at their current compensation, and Seller shall use its best efforts to assure the orderly transfer of the Hired Employees to Buyer. Such offers of employment shall be contingent upon the execution by the Hired Employee of Buyer's standard at-will employment agreement including a provision that the Hired Employees have entered into employment with Buyer freely and voluntary and without any warranties, representations or covenants not expressly set forth in such employment agreement. Upon acceptance of employment with Buyer, all existing employment contracts between Seller and any Hired Employee will become void, and Buyer will not assume such agreements. Buyer will employee the Hired Employees from the date following the Closing Date and the earlier of (a) the date the completion of Seller's activities in the Austin, Texas office and (b) August 31, 2000; provided that nothing in this Section shall be construed as a guarantee of employment for any Hired Employee, each of which will be an at-will employee of Buyer. Seller shall be responsible for payment of all compensation (including accrued vacation, sick leave and severance pay) payable to all of Seller's employees for the period through the Closing Date.

         Buyer may in its sole discretion offer employment in Buyer's Irvine, California office to certain of the Hired Employees. Such offers of employment shall be contingent upon the execution by the Hired Employee of Buyer's standard at-will employment agreement including a provision that the Hired Employees have entered into employment with Buyer freely and voluntary and without any warranties, representations or covenants not expressly set forth in such employment agreement. The compensation of the Hired Employees who are employed by Buyer in Buyer's Irvine, California office will be adjusted to reflect differences in the cost of living between Austin, Texas and Irvine, California; provided that such adjustments will not be effective until (1) such retained Employee(s) actually relocate to California and (2) such changes are approved in advance by the Chief Executive Officer or Chief Financial Officer of Buyer. Upon commencement of employment in Buyer's Irvine office, the Hired Employees will be eligible to participate in Buyer's existing employee benefit programs on the same terms and conditions as all other employees. Buyer will use its best efforts to preserve the seniority and vesting levels for Hired Employees as it relates to vacation and retirement plans. Buyer will reimburse the Hired Employees that relocate to California for actual reasonable moving expenses, up to a maximum of $5,000 per household. Seller shall be responsible for payment of all compensation (including accrued vacation, sick leave and severance pay) payable to all of those employees for the period through the Closing Date.

                  6.12. FURTHER ASSURANCES. At any time and from time to time after the Closing, each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transfer of the Assets and assumption of the specific liabilities contemplated by this Agreement.

         7. COVENANTS OF BUYER.

                  7.1. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Affiliate to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Schedule 4.4; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

                  7.2. BEST EFFORTS. Except as set forth in the proviso to
Section 7.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

         8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

                  8.1. ACCURACY OF REPRESENTATIONS. All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to Schedules.

                  8.2. U.C.C. AND LIEN SEARCH. Buyer shall have received (at its expense) copies of a report of a Uniform Commercial Code search and tax and judgment lien search in the State of California or such other jurisdiction as Buyer shall reasonably request, searching the relevant names of Seller and the Stockholder, reasonably satisfactory in form and substance to Buyer.

                  8.3. CORPORATE PROCEEDINGS. All corporate and other proceedings of Seller in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in substance and form to Buyer and Buyer's counsel, and Buyer and Buyer's counsel have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                  8.4. SELLER'S PERFORMANCE.

                           8.4.1. All of the covenants and obligations that
                  Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                           8.4.2. Each document required to be delivered
                  pursuant to Section 3.2 must have been delivered.

                  8.5. CONSENTS. Each of the Consents identified in Schedules
4.4 and 5.3 must have been obtained and must be in full force and effect.

                  8.6. ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties, (ii) evidencing the performance by either Buyer of, or the compliance by either Buyer with, any covenant or obligation required to be performed or complied with by such Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                  8.7. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                  8.8. NO CLAIM REGARDING OWNERSHIP OF THE ASSETS OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Assets, or
(b) is entitled to all or any portion of the Purchase Price payable for the Assets.

                  8.9. NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

                  9.1. ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                  9.2. BUYER'S PERFORMANCE.

                           9.2.1. All of the covenants and obligations that
                  Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                           9.2.2. Buyer must have delivered each of the
                  documents required to be delivered by Buyer pursuant to
                  Section 3.3 and must have delivered the Consideration Shares required to be issued by Buyer pursuant to this Agreement.

                  9.3. CONSENTS. Each of the Consents identified in Schedules
4.4 and 5.3 must have been obtained and must be in full force and effect.

                  9.4. ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Seller such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

                  9.5. NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Assets by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         10. USE OF CORPORATE NAME.

                  10.1. CHANGE OF CORPORATE NAME. Seller and Stockholder each agrees that Seller shall be caused to amend its Articles of Incorporation, effective the Closing Date, to change its corporate name in connection with the consummation of the transactions contemplated in this Agreement and that from and after the Closing Date Seller shall not use the name Marketplace Systems, or any similar name and the Buyer or its nominees shall be fully authorized to own and use such names. Seller and Stockholder further covenant and agree that Seller will conduct no business or operations after the Closing Date except to protect or enforce its rights arising under this Agreement and effect a liquidation and dissolution.

                  10.2. INJUNCTIONS. Seller and Stockholder acknowledge that the covenant contained in this Section 10 is a material and necessary inducement for Buyer to agree to the transactions contemplated hereby, that Seller and Stockholder realized significant monetary benefit from these transactions, that violation of the covenant contained in this Section 10 will cause irreparable and continuing damage to Buyer, that Buyer shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction restraining any further violation of such covenant and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

         11. TERMINATION.

                  11.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                           11.1.1. by either Buyer or Seller if a material
                  Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                           11.1.2. (i) by Buyer if any of the conditions in
                  Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;

                           11.1.3.  by mutual consent of Buyer and Seller; or

                           11.1.4. by either Buyer or Seller if the Closing has
                  not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2000, or such later date as the parties may agree upon.

                  11.2. EFFECT OF TERMINATION. Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 14.5 and 14.9 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         12.  GUARANTEES AND COVENANT NOT TO COMPETE.

                  12.1. STOCKHOLDER'S GUARANTEE.

                           12.1.1. Stockholder hereby unconditionally guarantees
the truth and accuracy of all representations and warranties of Seller contained in this Agreement and the full and timely performance by Seller of all of Seller's duties and obligations under this Agreement, and Stockholder further agrees to take all necessary corporate action to cause Seller to fully and timely perform such obligations and duties.

                           12.1.2. The obligations of Stockholder under this
Section 12.1 constitute an absolute, unconditional, present and continuing irrevocable guarantee of performance and not of collectibility, and if Seller shall fail to perform any of its obligations of this Agreement, Stockholder shall immediately so perform or cause such performance.

                           12.1.3. Stockholder, jointly and severally,
guarantees that the obligations of Seller under this Agreement and the obligations of Stockholder hereunder will be discharged in favor of the Buyer strictly in accordance with the terms of this Agreement and regardless of any law, regulation or decree now or hereafter in effect which in any way affects any such terms or the rights of the Buyer against Seller or Stockholder, or which might cause or permit to be invoked any alteration of the time, amount or manner of performance by Seller or Stockholder under such terms.

                           12.1.4. The obligations of Stockholder hereunder
shall be absolute and unconditional irrespective of the validity, legality or enforceability of this Agreement, or any other document related hereto, and shall not be affected by or contingent upon (i) any action taken under this Agreement, or the exercise of any right or power hereby conferred, (ii) any failure or omission to enforce any right hereby conferred, or any demand or attempt to collect from, or failure to demand performance from, Seller under this Agreement or from any other guarantor or any other person or any failure to pursue any remedy in Buyer's power, (iii) the existence, nonexistence, validity or value of any security or collateral securing the obligations of Seller under this Agreement, (iv) the release or discharge for any reason of any security for or any other person or entity liable on or in respect of the obligations of Seller under this Agreement, or of Stockholder hereunder, (v) the giving of time or any other forbearance by the Buyer with respect to any provision of this Agreement, (vi) the liquidation or dissolution of, or the merger or consolidation of Seller into or with any corporation, or any sale or transfer by Seller of all or any part of its property or assets, (vii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Seller, (viii) any modification, alteration, amendment or addition of or to this Agreement, or (ix) any disability or other defense of Seller or any other person and any other circumstance whatsoever (with or without notice to or knowledge of Stockholder) which may or might in any manner or to any extent vary the risks of the Stockholder or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise, IT BEING THE PURPOSE AND INTENT of this Section 12.1 that the obligations of Stockholder hereunder shall be absolute and unconditional, present and continuing under any and all circumstances.

                           12.1.5. Stockholder hereby waives protest, notice of
protest, demand for performance, diligence, notice of any other action at any time taken or omitted by the Buyer and, generally, all demands and notices of every kind in connection with this Section 12.1 and the obligations hereby guaranteed, and which Stockholder may otherwise assert against Seller or the Buyer.

                           12.1.6. This Section 12.1 shall continue to be
effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the obligations of Seller under this Agreement or any other document related hereto is rescinded or must otherwise be restored or returned by the Buyer upon the insolvency, bankruptcy or reorganization of Seller or otherwise, all as though such restoration or return had not been made.

                           12.1.7. Stockholder shall not be subrogated, in whole
or in part, to the rights of the Buyer against Seller under this Agreement or any other document related hereto until the discharge in full of the obligations of Seller under this Agreement. Stockholder waives any defense he may have based on any election of remedies by Buyer which destroys his subrogation rights or rights to proceed against Seller for reimbursement, including, without limitation, any loss of rights either may suffer by reason of any rights, powers or remedies of Seller in connection with any antideficiency laws or any other laws limiting, qualifying or discharging Seller's obligations. Until all of Seller's obligations to the Buyer shall have been paid in full, Stockholder further waives any right to enforce any remedy which Seller now has or may hereafter have against the Buyer.

                           12.1.8. Stockholder represents, warrants and agrees
that each of the waivers set forth above is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

                  12.2. COVENANT NOT TO COMPETE. To the extent permitted by applicable law:

                           12.2.1. Seller shall no directly or indirectly,
engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the products or business of Seller within the United States of America.

                           12.2.2. Seller shall not directly or indirectly,
either for itself or any other person, (A) induce or attempt to induce any employee of Buyer or any Affiliate of Buyer to leave the employ of such company,
(B) in any way interfere with the relationship between Buyer or any Affiliate of Buyer and any employee of such company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Buyer or any Affiliate of Buyer, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of Buyer or any Affiliate of Buyer to cease doing business with such company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of such company.

                           12.2.3. Seller shall not directly or indirectly,
either for itself or any other person, solicit the business of any person known to Seller or Stockholder to be a customer of Buyer or any Affiliate of Buyer, whether or not Seller or Stockholder had business or personal contact with such person, unless Seller's or Stockholder's solicitation of such person is done in connection with a business that is not competitive with that of Buyer or any Affiliate of Buyer.

                           12.2.4. The duration of the covenants set forth in
this Section 12.2 shall be for a period of three years after Closing. Seller and Stockholder agree that this covenant is reasonable with respect to its duration, geographical area, and scope.

                           12.2.5. In the event of a breach by Seller of any
covenant set forth in this Section 12.2, the term of such covenant will be extended by the period of the duration of such breach. In addition to Buyer's right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section, Seller agrees that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach. If a court of competent jurisdiction holds that the obligations of Seller and Stockholder pursuant to this Section 12.2 are unenforceable due to the duration, geographical area or scope of this covenant, then such duration, geographical area or scope of this covenant shall be reduced to the least degree necessary to render this covenant enforceable.

         13. INDEMNIFICATION AND SURVIVAL.

                  13.1. INDEMNIFICATION.

                           13.1.1. From and after the Closing, Seller and
Stockholder, jointly and severally, will indemnify Buyer against, and hold Buyer harmless from any and all liability, damage, deficiency, loss, cost or expense (including reasonable attorneys' fees) that are based upon or that arise out of
(i) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Seller and/or Stockholder herein, (ii) any obligation, debt or liability of Seller to the extent that the same is not expressly assumed in this Agreement by Buyer, (iii) the ownership of the Assets and operation of Seller's business on or prior to the Closing Date other than those liabilities specifically assumed by Buyer pursuant to Section 3.6, or (iv) failure to comply with any applicable bulk transfer laws.

                           13.1.2. Buyer will indemnify Seller and Stockholder
against, and hold Seller and Stockholder harmless from, any and all liability, damage, deficiency, loss, cost or expense (including reasonable attorneys' fees) that are based upon or that arise out of (i) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, (ii) the failure by Buyer to discharge any and all liabilities, obligations and commitments of Seller to the extent that the same are assumed by Buyer under Section 3.6 of this Agreement, or (iii) without limiting the provisions of Section 3.6 (including the limitations and exclusions contained therein), the ownership of the Assets and operation of Seller from and after the Closing Date.

                           13.1.3. Each party entitled to an indemnification
under this Agreement (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party receives notice of any claim, action or proceeding for which indemnification may be requested hereunder. Such Indemnifying Party shall have the right (at its expense) to assume the defense of any claim or any litigation resulting therefrom, PROVIDED that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense, but only at such Indemnified Party's expense, and PROVIDED, FURTHER, that the omission by any Indemnified Party to give notice as provided in this Agreement shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and that such Indemnifying Party is damaged as a result of the failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. Notwithstanding the foregoing, the Indemnified Party shall have the right at all times to take over and assume control of the defense, settlement, negotiations or lawsuit relating to any claim or demand; PROVIDED, HOWEVER, that if the Indemnified Party does so take over and assume control, the amount of the indemnity by the Indemnifying Party shall be limited to the amount which the Indemnifying Party has immediately prior to such time indicated it would be willing to pay to adjust and settle such claim or demand. In the event that the Indemnifying Party does not accept the defense of any matter as above provided or if the counsel selected by the Indemnifying Party to defend such claim or litigation has a conflict of interest in representing the Indemnified Party (in the judgment of such counsel or counsel for the Indemnified Party), the Indemnified Party shall have the full right to defend against any such claim or demand at the expense of the Indemnifying Party (including reasonable attorney's fees and costs of investigation), and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. In any event, Seller, the Stockholder, and Buyer shall cooperate in the defense of such action and the records of each shall be available to the other with respect to such defense.

                  13.2. TIME AND MANNER OF CLAIMS. Buyer or Seller and the Stockholder shall be liable for damages arising from misrepresentations or breaches of representations and warranties only to the extent notice of a claim therefor is asserted in writing and delivered, in the case of representations and warranties relating to payment of taxes, prior to the expiration of the relevant statutes of limitation with respect to such taxes and, in the case of all other representations and warranties, prior to the expiration of five (5) years from the Closing Date. Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representation or warranty with respect to which the claim arose, and the amount of liability asserted against the other party by reason of the claim. Subject to the foregoing, the representations, warranties, agreements and indemnities contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of such parties, and the completion of the transactions contemplated in this Agreement.

                  13.3. OFFSET. In the event that Buyer has made a claim against Seller or Stockholder for indemnification pursuant to this Section 13 or any other applicable provision of this Agreement, and regardless of whether such claim or any portion thereof is a Matured Claim or a Contingent Claim (as defined below), the Buyer shall be entitled in addition to and without limiting any other remedies available in law or equity to the Buyer, to offset the entire amount of such claim against any amounts due to Seller under Section 3.4. Such right of offset shall be exercised in the following manner:

                           13.3.1. Buyer shall send Seller a notice (the "Offset
Notice") specifying the amount of Buyer's claim under this Agreement, specifying whether or the extent to which such claim is mature, non-contingent and fixed in amount (a "Matured Claim") or not yet matured, contingent or not fixed in amount (a "Contingent Claim"), identifying the provisions of this Agreement asserted to give rise to the claim and briefly identify the facts which constitute the basis of such claim.

                           13.3.2. Buyer shall be entitled, at its sole option,
to offset the amount or any part thereof of any Contingent Claim against payments due from the Buyer to Seller under Section 3.4 by holding such amount separate from its other assets in trust for and on account of Seller until the Contingent Claim becomes a Matured Claim or such claim is otherwise resolved.

                           13.3.3. If within thirty (30) days after giving the
Offset Notice, the Buyer does not receive a written notice from Seller objecting in good faith to the validity of any Matured Claim asserted therein, the Buyer shall be entitled to offset the amount of any such Matured Claim against payments due from Buyer to Seller under Section 3.4.

                           13.3.4. If within thirty (30) business days after
giving the Offset Notice, the Buyer receives a written notice from Seller objecting in good faith to the validity of any Matured Claim or any part thereof, then (i) with respect to any portion of a Matured Claim as to which no such objection is received, the provisions of subsection (c) above shall apply, and (ii) with respect to any portion of a Matured Claim as to which such an objection is received, the Buyer shall be entitled to offset the amount thereof against payments due from the Buyer to Seller under Section 3.4 by holding such amount separate from its other assets.

                           13.3.5. Any amounts held separate from its other
assets by the Buyer shall be separated from such other assets at the time such amount is otherwise due Seller under this Agreement.

                           13.3.6. After delivery of an Offset Notice or Offset
Notices to Seller, the Buyer shall not be obligated to make any subsequent payments of any amounts due to Seller under Section 3.4 up to the amount covered by the Offset Notice or Offset Notices, but shall continue to pay any amounts when due to Seller under this Agreement which are not covered by any Offset Notice or Offset Notices.

                           13.3.7. The exercise by the Buyer of the right of
offset provided in this Section 13 on account of any liability of Seller to the Buyer under this Agreement shall not, except only to the amount of such offset (or in the case of monies held separate from the Buyer's other assets pursuant hereto, only to the amount determined to be retained by the Buyer) constitute a waiver or release of any of Seller's rights under this Agreement against Seller or the Stockholder, their successors and assigns.

         14. GENERAL.

                  14.1. CONSENT OF THIRD PARTIES. This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement of Seller or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment without the consent of a third party would constitute a breach or violation thereof or adversely affect the rights of the Buyer or Seller thereunder. If a consent of a third party which is required in order to assign any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, which consent Seller and Stockholder shall use their respective best efforts to obtain prior to the Closing, is not obtained prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to the Buyer, Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive Seller's interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement; and any transfer or assignment to the Buyer by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.

                  14.2. NOTICES. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the

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

Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

To:                        SVI Holdings, Inc.
                           12707 High Bluff Drive, Suite 335
                           San Diego, CA 92130
                           Attention: Barry Schechter
                           Tel. (858) 481-9703 (facsimile)

with a copy to:            Solomon Ward Seidenwurm & Smith, LLP
                           401 B Street, Suite 1200
                           Diego, CA 92101
                           Attention: Norman L. Smith, Esq.
                           (619)  231-4755 (facsimile)

Seller:                    Marketplace Systems Corporation
                           1106 Clayton Lane, Suite 218E
                           Austin, Texas 78723
                           Attention: Jay Fisher
                           (512)  451-0123 (facsimile)

with a copy to:            Kuperman, Orr, Mouer & Albers, P.C.
                           811 Barton, Springs Road, Suite 730
                           Austin, Texas 78704
                           Attention: Vince Mouer
                           (512) 322-8143 (facsimile)

Stockholder:               ___________________________
                           ___________________________
                           ___________________________
                           (___) _____________ (facsimile)

with a copy to:            Kuperman, Orr, Mouer & Albers, P.C.
                           811 Barton, Springs Road, Suite 730
                           Austin, Texas 78704
                           Attention: Vince Mouer
                           (512) 322-8143 (facsimile)

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

                  14.3. ARBITRATION.

                           14.3.1. Except as specifically modified by this
                  paragraph, and excepting matters involving provisional remedies as set forth below, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including without limitation, any claim that this Agreement, or any part thereof, is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration to be held before a single arbitrator in San Diego, California before and in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). If the claims at issue exceed $500,000.00, exclusive of interest and attorneys fees, such commercial arbitration rules shall include the supplementary procedures for large, complex cases and the number of arbitrators shall be three. In all cases, the arbitrators shall be members of the State Bar of California, actively engaged in the practice of law for at least 10 years, or a retired member of the state or federal judiciary.

                           14.3.2. The provisions of this paragraph shall be
                  construed as independent of any other covenant or provision of this Agreement; provided that if a court of competent jurisdiction determines that any such provisions are unlawful in any way, such court shall modify or interpret such provisions to the minimum extent necessary to have them comply with the law.

                           14.3.3. The parties shall be entitled to conduct
                  discovery in accordance with the California Code of Civil Procedure. Any dispute regarding discovery shall be submitted for final and binding resolution to any court having competent jurisdiction.

                           14.3.4. Judgment upon an arbitration award may be
                  entered in any court having competent jurisdiction and shall be binding, final and non-appealable.

                           14.3.5. This arbitration provision shall be deemed to
                  be self-executing and shall remain in full force and effect after expiration or termination of this Agreement. In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear.

                  14.4. SURVIVAL. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement for the applicable time period set forth in this Agreement. Any Proceeding, regardless of form, arising out of or relating to this Agreement, shall be commenced by the Parties, if at all, within three (3) years from the Closing Date of this Agreement.

                  14.5. EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  14.6. AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of a default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding Breach or default.

                  14.7. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, and suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                  14.8. ATTORNEYS' FEES. In the event any litigation, arbitration, mediation, or other Proceeding is initiated by any party(ies) against any other party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party(ies) in such Proceeding shall be entitled to recover from the unsuccessful party(ies) all costs, expenses, actual attorney's and expert witness fees, relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorney's and expert witness fees.

                  14.9. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Seller to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of Seller except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

                  14.10. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of San Diego, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  14.11. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  14.12. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  14.13. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  14.14. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

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

                  14.15. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  14.16. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  14.17. TIME OF ESSENCE.13 TIME OF ESSENCE.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  14.18. GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles. ///

///

///

///

                  14.19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


SELLER:                          MARKETPLACE SYSTEMS CORPORATION
                                   a Texas corporation



                                 By: /S/ Jay Fisher
                                     -------------------------------------------
                                   Jay Fisher,  President


BUYER:                           SVI HOLDINGS, INC.
                                   a Nevada corporation


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


                                 By:
                                     -------------------------------------------
                                     [Name]
                                     [Title]


STOCKHOLDER:                         /s/ Jay Fisher
                                     -------------------------------------------
                                     JAY FISHER



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